Mail Stop 6010

      January 11, 2006

Mr. Necip Sayiner
Chief Executive Officer and President
Silicon Laboratories, Inc.
4635 Boston Lane
Austin, TX 78735

      Re:	Silicon Laboratories, Inc.
Form 10-K for the Fiscal Year Ended January 1, 2005
Form 10-K/A for the Fiscal Year Ended January 1, 2005
Forms 10-Q for the Fiscal Quarters April 2, 2005, July 2, 2005 and
October 1, 2005
		File No. 000-29823

Dear Mr. Sayiner:

      We have completed our review of your Form 10-K and related filings and do not, at this time, have any further comments.

							Sincerely,


							Martin F. James
							Senior Assistant Chief
Accountant
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Mr. Necip Sayiner
Silicon Laboratories, Inc.
December 22, 2005
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